EXHIBIT 99.1

Worthington Promotes Three Veteran Leaders to New and Expanded Roles

COLUMBUS, Ohio, Sept. 12, 2018 (GLOBE NEWSWIRE) --  Worthington Industries (NYSE: WOR) today announced organizational changes, promoting three Company veterans to new and expanded roles, supporting the Company’s corporate structure and strategic goals. Cathy Lyttle has been named senior vice president and chief human resources officer.  Sonya Higginbotham has been named vice president of corporate communications and brand management.  Marcus Rogier has been named investor relations officer in addition to his role as the Company’s treasurer.

Lyttle will lead the strategic direction for the design, development and execution of Worthington’s human resources initiatives.  She will help advance the Company’s strong culture, deepening employee engagement with a focus on workforce development and recruitment. She joined Worthington in 1999 as vice president of corporate communications and added the role of investor relations officer in 2009.  Lyttle succeeds Terry Dyer who served as vice president of human resources for five years.

As vice president of corporate communications and brand management, Higginbotham is charged with directing internal and external communications, brand strategy, marketing and the Company’s philanthropic activities.  She joined Worthington in 1997 and has served as director of corporate communications for the past 12 years.

Rogier joined Worthington in 2002 and has served as treasurer since 2014, directing the Company’s money management strategies and banking relationships, real estate and enterprise risk management. He will now also lead investor relations for the Company.

About Worthington Industries
Worthington Industries is a leading global diversified metals manufacturing company with 2018 fiscal year net sales of $3.6 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant and industrial gasses and cryogenic applications, water well tanks for commercial and residential uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 12,000 people and operates 84 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement
The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act").  Statements by the company which are not historical information constitute "forward looking statements" within the meaning of the Act.  All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.  Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:
CATHY M. LYTTLE
VP, CORPORATE COMMUNICATIONS
AND INVESTOR RELATIONS
614.438.3077 | cathy.lyttle@WorthingtonIndustries.com

SONYA L. HIGGINBOTHAM
DIRECTOR, CORPORATE COMMUNICATIONS
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com